Exhibit 10.47
RESTRICTED STOCK UNIT AGREEMENT (Directors)
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Civitas Resources, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company maintains the Civitas Resources, Inc. 2021 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) or any authorized delegate to receive an Award of Stock Units (the “Award”) under the Plan and as set forth in this Agreement.
NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:
1.Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
(a)“Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company.
(b)“Disability” means that Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(c)“Grant Date” means the date on which this Award was granted, as set forth in the Grant Notice.
(d)“Grantee” means the member of the Board specified in the grant notice issued by the Company on or about the Grant Date (the “Grant Notice”).
(e)“Restricted Stock Units” means time-based Stock Units (as defined in the Plan) granted under this Agreement and subject to the terms of this Agreement and the Plan.
Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2.Award. Grantee is hereby granted a Restricted Stock Unit award covering the number of Restricted Stock Units set forth in the Grant Notice.
3.Vesting. Except as set forth in Sections 5 and 6, the Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice.
4.Settlement. Settlement of vested Restricted Stock Units shall occur only upon Grantee’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation § 1.409A-l(h)(5) (the “Settlement Date”). On the Settlement Date, the Company shall settle the vested Restricted Stock Units in shares of Stock, by delivering one share of Stock for each such vested Restricted Stock Unit, rounded down in the event of a fraction. For the avoidance of doubt, all shares of Stock received for the vested Restricted Stock Units shall be deferred and not settled until the Settlement Date. The Company, in its sole discretion, may elect to deliver the shares of Stock in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. Grantee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Stock on Grantee’s behalf.
5.Termination of Services.
(a)Termination without Cause; Disability; Death. If Grantee’s Service on the Board terminates due to (i) removal from the Board without cause (as determined by the Board in good faith) or (ii) death or Disability, all unvested Restricted Stock Units shall vest in full upon such termination.
(b)Resignation. If Grantee’s Service on the Board terminates due to Grantee’s resignation from the Board (except as set forth in Section 6), all unvested Restricted Stock Units shall be forfeited upon such termination.
(c)Termination for Cause. If Grantee’s Service on the Board terminates due to removal from the Board for cause (as determined by the Board in good faith), all Restricted Stock Units (whether vested or unvested) shall be forfeited upon such termination.
6.Change in Control. In the event of a Change in Control, all unvested Restricted Stock Units shall vest in full upon such Change in Control. If Grantee resigns from the Board in connection with a Change in Control at the request or direction of a Person (or its Affiliate) that is party to the agreement pursuant to which such Change in Control is consummated, all unvested Restricted Stock Units shall vest in full upon such Change in Control pursuant to this Section 6 (i.e., such Restricted Stock Units shall not be forfeited pursuant to Section 5(b)).
7.No Stockholder Rights. Grantee shall have no voting, dividend, or other stockholder rights in respect of the Restricted Stock Units granted hereunder. Upon the issuance of shares of Stock as payment under this Agreement, Grantee shall have all of the rights of a stockholder with respect to such shares of Stock as of the date Grantee becomes the record owner of such shares.
8.Dividend Equivalent Right. Grantee shall be entitled to a Dividend Equivalent Right entitling Grantee, with respect to each Restricted Stock Unit, to receive a cash payment based on the regular cash dividends that would have been paid on a share of Stock during the period between the Grant Date and the Settlement Date of the Restricted Stock Units. All amounts payable as a result of such Dividend Equivalent Rights (i) with respect to vested Restricted Stock Units shall be paid to Grantee in cash at the same time dividends are paid to the Company’s stockholders and (ii) with respect to unvested Restricted Stock Units shall be paid to Grantee in cash if and when such underlying Restricted Stock Unit vests.
9.Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee. If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the

Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
10.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or the Committee, and the Board or the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board or the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
11.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board or the Committee from time to time pursuant to the Plan.
12.Not An Employment Contract. The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.
13.Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
14.Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.
15.Section 409A. All amounts payable hereunder are intended to be exempt from or comply with the requirements of Section 409A, and this Agreement shall be interpreted accordingly. Notwithstanding anything else in this Agreement, if the Board considers Grantee to be a “specified employee” under Section 409A at the time of Grantee’s “separation from service” (as defined in Section 409A), and any amount payable hereunder as a result of such “separation from service” is “deferred compensation” subject to Section 409A, payment of such amount shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier payment would not result in Grantee’s incurring interest or additional tax under Section 409A. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), Grantee’s Dividend Equivalent Rights shall be treated separately from the right to other amounts under the Award.
16.Electronic Acceptance. By logging into and accepting this Agreement through Grantee’s account with the Company’s designated broker E*TRADE Securities LLC, or such other broker as the Company may select, that is irrevocably appointed as Grantee’s agent (the “Agent”), Grantee (a) understands, represents, acknowledges and agrees to be bound by this Agreement as if

Grantee had manually signed this Agreement, and (b) represents and warrants that Grantee has carefully reviewed this Agreement and the Plan. In the event that Grantee does not accept this Agreement through the Agent’s online grant acceptance system within 90 days of the Grant Date, the Company shall have the option, but not the obligation, to cancel and revoke the Award represented by this Agreement, and the Award shall be forfeited by Grantee without any further consideration.